Exhibit 99.1

IT Tech Packaging, Inc. Announces First Quarter 2024 Unaudited Financial Results

BAODING, China, May 10, 2024 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the first quarter ended March 31, 2024.

Mr. Zhenyong Liu commented: “In the first quarter of FY2024, we realized revenue of approximately $6.86 million with a profit of $0.40 million. During the reporting period, domestic packaging paper suffered sluggish demand and prices. In addition, the increase in production capacity of the industry peers, more intense competition from import of finished products and interest rate hikes had posed persistent pressure on the industry. Despite these daunting challenges, China is actively launching various policies to simulate the economy and support enterprises, which is believed to be effective in boosting investment and domestic demand, thereby improving the business environment of the packaging paper industry. Looking forward, we will continue to optimize the raw material structure and minimize the purchase price to ensure production efficiency and consistent quality. We also will explore new products and new markets with appropriate price adjustments to capture greater market share. Meanwhile, we believe that together with the above measures, and better control of the inventory and working capital as well as cash flow, we will make the company a healthy operation in the near future.”

First Quarter 2024 Unaudited Financial Results

	For the Three Months Ended March 31,
($ millions)	2024	2023	% Change
Revenues	6.86	19.79	-65.32%
Regular Corrugating Medium Paper (“CMP”)*	5.75	16.47	-65.08%
Light-Weight CMP**	1.08	3.06	-64.83%
Offset Printing Paper	-	-	n/a
Tissue Paper Products	-	0.22	n/a
Face Masks	-	0.04	n/a

Gross profit	0.40	-0.28	224.08%
Gross profit margin	5.81%	-1.40%	7.21 pp	****
Regular Corrugating Medium Paper (“CMP”)*	5.68%	1.93%	3.75 pp	****
Light-Weight CMP**	3.32%	3.96%	-0.64 pp	****
Offset Printing Paper	-	-	n/a
Tissue Paper Products***	-	-316.80%	n/a
Face Masks	-	-7.97%	n/a

Operating income	-3.50	-2.77	-26.31%
Net loss	-3.75	-2.73	-37.08%
EBITDA	-0.02	1.21	-101.65%
Basic and Diluted earnings per share	-0.37	-0.27	-37.04%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

•	Revenue decreased by 65.32% to approximately $6.86 million, mainly due to the production suspension of corrugating medium paper (“CMP”) in January and February of 2024, and production suspension of tissue paper products in the first quarter of 2024.

•	Gross profit was approximately $0.40 million, compared with gross loss of $0.28 for the same period of last year. Total gross profit margin increased by 7.21 percentage point to 5.81%.

•	Loss from operations was approximately $3.50million, compared to loss from operations of approximately $2.77 million for the same period of last year.

•	Net loss was approximately $3.75 million, or loss per share of $0.37, compared to net loss of approximately $2.73 million, or loss per share of $0.27, for the same period of last year.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately negative $0.02 million, compared to $1.21 million for the same period of last year.

Revenue

For the first quarter of 2024, total revenue decreased by 65.32%, to approximately $6.86 million from approximately $19.79 million for the same period of last year. This was mainly due to production suspension of corrugating medium paper (“CMP”) in January and February of 2024, and production suspension of tissue paper products in the first quarter of 2024.

The following table summarizes revenue, volume and ASP by product for the first quarter of 2024 and 2023, respectively:

	For the Three Months Ended March 31,
	2024			2023
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	5,751	15,640	368	16,468	41,663	395
Light-Weight CMP	1,076	3,030	355	3,060	8,019	382
Offset Printing Paper	-	-	-	-	-	-
Tissue Paper Products	-	-	-	223	191	1,167
Total	6,827	18,670	366	19,751	49,873	396

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	-	-	-	35	1,105	32

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 65.04%, to approximately $6.83 million and accounted for 100% of total revenue for the first quarter of 2024, compared to approximately $19.53 million, or 98.67% of total revenue for the same period of last year. The Company sold 18,670 tonnes of CMP at an ASP of $366/tonne in the first quarter of 2024, compared to 49,682 tonnes at an ASP of $393/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 65.08%, to approximately $5.75 million for the first quarter of 2024, compared to revenue of approximately $16.47 million for the same period of last year. The Company sold 15,640 tonnes of regular CMP at an ASP of $368/tonne during the first quarter of 2024, compared to 41,663 tonnes at an ASP of $395/tonne for the same period of last year. Revenue from light-weight CMP decreased by 64.83%, to approximately $1.08 million for the first quarter of 2024, compared to revenue of approximately $3.06 million for the same period of last year. The Company sold 3,030 tonnes of light-weight CMP at an ASP of $355/tonne for the first quarter of 2024, compared to 8,019 tonnes at an ASP of $382/tonne for the same period of last year.

Revenue from offset printing paper was $nil  for the first quarter of 2024 and 2023.

Revenue from tissue paper products was $nil and $222,953 for the three months ended March 31, 2024 and 2023, respectively. Production of tissue paper products was suspended during the first quarter of 2024.

Revenue generated from selling face mask were $nil and $35,637 for the three months ended March 31, 2024 and 2023, respectively.

Gross Profit (Loss) and Gross Margin

Total cost of sales decreased by 67.79%, to approximately $6.46 million for the first quarter of 2024 from approximately $20.07 million for the same period of last year. This was mainly due to the decrease in sales quantity and the decrease in the unit material costs of CMP.

Total gross profit was approximately $0.40 million for the first quarter of 2024, compare to the gross loss of approximately $0.28 million for the same period of last year as a result of factors described above. Overall gross profit margin was 5.81% for the first quarter of 2024, compared to gross loss margin of 1.40% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 5.68%, 3.32%, nil%, nil% and nil%, respectively, for the first quarter of 2024, compared to 1.93%, 3.96%, nil%, -316.80% and -7.97%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 56.32%, to approximately $3.90 million for the first quarter of 2024 from approximately $2.50 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $3.50 million for the first quarter of 2024, a decrease of 26.31%, from $2.77 million for the same period of last year. Operating loss margin was 51.02% for the first quarter of 2024, compared to 14.01% for the same period of last year.

Net Loss

Net loss was approximately $3.75 million, or loss per share of $0.37 for the first quarter of 2024, compared to $2.73 million, or loss per share of $0.27 for the same period of last year.

EBITDA

EBITDA was approximately $-0.02 million for the first quarter of 2024, compared to  $1.21 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended March 31,
($ millions)	2024	2023
Net loss	-3.75	-2.73
Add: Income tax	0.04	-
Net interest expense	0.21	0.25
Depreciation and amortization	3.48	3.69
EBITDA	-0.02	1.21

Cash, Liquidity and Financial Position

As of March 31, 2024, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $4.51 million, $9.69 million and $3.24 million, respectively, compared to  approximately $3.92 million, $8.03 million and $4.50 million, respectively, as of December 31, 2023.

Net accounts receivable was approximately $2.39 million as of March 31, 2024, compared to approximately $0.58 million as of December 31, 2023. Net inventory was approximately $3.49 million as of March 31, 2024, compared to approximately $3.56 million as of December 31, 2023. As of March 31, 2024, the Company had current assets of approximately $30.01 million and current liabilities of approximately $24.57 million, resulting in a working capital of approximately $5.44 million. This was compared to current assets of approximately $28.36 million and current liabilities of approximately $21.42 million, resulting in a working capital of approximately $6.94 million as of December 31, 2023.

Net cash provided by operating activities was approximately $0.62 million for the first quarter of 2024, compared to approximately $4.81 million for the same period of last year. Net cash used in investing activities was approximately $0.01 million for the first quarter of 2024, compared to approximately $0.30 million for the same period of last year. Net cash provided by financing activities was approximately $0.42 million for the first quarter of 2024, compared to approximately $2.56 for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company
Email: ir@itpackaging.cn

Tel: +86 312 8698215

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2024 AND DECEMBER 31, 2023

(unaudited)

	March 31,	December 31,
	2024	2023
ASSETS

Current Assets
Cash and bank balances	$4,514,020	$3,918,938
Restricted cash	903,540	472,983
Accounts receivable (net of allowance for doubtful accounts of $48,697 and $11,745 as of March 31, 2024 and December 31, 2023, respectively)	2,386,177	575,526
Inventories	3,492,364	3,555,235
Prepayments and other current assets	17,677,417	18,981,290
Due from related parties	1,041,314	853,929
Total current assets	30,014,832	28,357,901

Prepayment on property, plant and equipment	-	-
Operating lease right-of-use assets, net	503,221	528,648
Property, plant, and equipment, net	160,205,120	163,974,022
Value-added tax recoverable	1,872,931	1,883,078
Deferred tax asset non-current	-	-
Total Assets	$192,596,104	$194,743,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$845,666	$423,567
Current portion of long-term loans	8,116,984	6,874,497
Lease liability	102,154	100,484
Accounts payable	241,779	4,991
Advance from customers	110,787	136,167
Notes payable	246,501	-
Due to related parties	730,095	728,869
Accrued payroll and employee benefits	310,687	237,842
Other payables and accrued liabilities	13,869,095	12,912,517
Total current liabilities	24,573,748	21,418,934

Long-term loans	3,241,720	4,503,932
Lease liability - non-current	491,908	483,866
Derivative liability	20	54
Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $21,648,803 and $20,084,995 as of March 31, 2024 and December 31, 2023, respectively)	28,307,396	26,406,786

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 shares issued and outstanding as of March 31, 2024 and December, 31, 2023.	10,066	10,066
Additional paid-in capital	89,172,771	89,172,771
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(10,857,153)	(10,555,534)
Retained earnings	79,882,450	83,628,986
Total stockholders’ equity	164,288,708	168,336,863
Total Liabilities and Stockholders’ Equity	$192,596,104	$194,743,649

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023

Revenues	$6,863,841	$19,790,877
Cost of sales	(6,464,728)	(20,067,876)
Gross Profit (Loss)	399,113	(276,999)
Selling, general and administrative expenses	(3,900,783)	(2,495,362)

Loss from Operations	(3,501,670)	(2,772,361)

Other Income (Expense):
Interest income	2,183	136,268
Interest expense	(210,290)	(249,169)
Gain (Loss) on derivative liability	34	152,097
Loss before Income Taxes	(3,709,743)	(2,733,165)
Provision for Income Taxes	(36,793)	-

Net Loss	(3,746,536)	(2,733,165)

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(301,619)	2,502,756
Total Comprehensive Loss	$(4,048,155)	$(230,409)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.37)	$(0.27)

Outstanding – Basic and Diluted	10,065,920	10,065,920

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$(3,746,536)	$(2,733,165)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,481,788	3,686,243
(Gain) Loss on derivative liability	(34)	(152,097)
(Gain) Loss from disposal and impairment of property, plant and equipment	-	12,926
(Recovery from) Allowance for bad debts	36,942	(246,386)
Allowances for inventories, net	(2,951)

Changes in operating assets and liabilities:
Accounts receivable	(1,847,112)	(1,988,921)
Prepayments and other current assets	1,276,805	9,461,336
Inventories	59,612	(3,062,782)
Accounts payable	236,603	(5,101)
Advance from customers	(25,123)	-
Notes payable	246,299	-
Related parties	(187,484)	(128,625)
Accrued payroll and employee benefits	73,213	126,986
Other payables and accrued liabilities	1,022,398	263,712
Income taxes payable	-	(424,198)
Net Cash Provided by Operating Activities	624,420	4,809,928

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(9,027)	(295,018)
Net Cash Used in Investing Activities	(9,027)	(295,018)

Cash Flows from Financing Activities:
Proceeds from short term bank loans	422,488	-
Proceeds from long term loans	-	2,623,410
Repayment of bank loans	-	(2,915)
Payment of capital lease obligation	-	(55,849)

Net Cash Provided by Financing Activities	422,488	2,564,646

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12,242)	146,516

Net Increase in Cash and Cash Equivalents	1,025,639	7,226,072
Cash, Cash Equivalents and Restricted Cash - Beginning of Period	4,391,921	9,524,868
Cash, Cash Equivalents and Restricted Cash - End of Period	$5,417,560	$16,750,940

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$137,340	$84,040
Cash paid for income taxes	$36,793	$424,198

Cash and bank balances	4,514,020	16,750,940
Restricted cash	903,540	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	5,417,560	16,750,940